As filed with the Securities and Exchange Commission on December 13, 2024.

Registration No. 333–283414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTERIS TECHNOLOGIES GLOBAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	3842	99-1407174
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Toowong Tower, Level 3, Suite 302

9 Sherwood Road

Toowong, QLD 4066

Australia

+61 7 3152 3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wayne Paterson

Chief Executive Officer

Anteris Technologies Global Corp.

860 Blue Gentian Road

Suite 340

Eagan, Minnesota 55121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley C. Brasser Jeremy W. Cleveland Jones Day 90 South Seventh Street Suite 4950 Minneapolis, Minnesota 55402 (612) 217-8800	Brian K. Rosenzweig Michael D. Maline Matthew T. Gehl Julie M. Plyler Covington & Burling LLP 620 Eighth Avenue New York, New York 10018 (212) 841-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-283414

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registration Statement shall become effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-283414) (the “Registration Statement”) is being filed solely to correct technical errors to the signatures included in the Consent of Independent Registered Public Accounting Firm for Anteris Technologies Ltd filed as Exhibit 23.1(a) and the Consent of Independent Registered Public Accounting Firm for Anteris Technologies Global Corp. filed as Exhibit 23.1(b) to the Registration Statement, which was declared effective on December 12, 2024 by the Securities and Exchange Commission.  This Amendment is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the “Securities Act”), solely to replace Exhibit 23.1(a) and Exhibit 23.1(b) to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

(a) Exhibits

Exhibit Number	Description

23.1(a)	Consent of Independent Registered Public Accounting Firm for Anteris Technologies Ltd

23.1(b)	Consent of Independent Registered Public Accounting Firm for Anteris Technologies Global Corp.

24.1*	Power of Attorney

*	Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-283414), originally filed with the Securities and Exchange Commission on November 22, 2024 and incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on the 13th day of December, 2024.

ANTERIS TECHNOLOGIES GLOBAL CORP.

By:	/s/ Wayne Paterson
Name: Wayne Paterson
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Wayne Paterson Wayne Paterson	Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2024

/s/ Matthew McDonnell Matthew McDonnell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 13, 2024

* John Seaberg	Director and Chairman	December 13, 2024

* Stephen Denaro	Director	December 13, 2024

* Wenyi Gu	Director	December 13, 2024

*By:	/s/ Wayne Paterson
Name: Wayne Paterson
Title: Attorney-in-Fact

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